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                          SUBSIDIARIES OF THE COMPANY
                            AS OF DECEMBER 31, 1995

     1.  MID  ATLANTIC MEDICAL  SERVICES, INC. ("MAMSI"):   MAMSI, a  Delaware
     corporation, is the holding company for the subsidiaries listed below.


     2. ALLIANCE PPO, INC. ("Alliance"): Owned 100 percent by MAMSI (1). Alliance, a Maryland corporation, provides a delivery network of physicians (called a preferred provider organization or "PPO") to employers and insurance companies in association with various health plans.


     3. MAMSI INSURANCE AGENCY OF THE CAROLINAS, INC. ("MIACI"): Owned 100 percent by Alliance (2). MIACI, a North Carolina Corporation, contracts with marketing representatives to sell MAMSI products in North Carolina and South Carolina.


     4. MAMSI LIFE AND HEALTH INSURANCE COMPANY ("MAMSI Life"): Owned 100 percent by MAMSI (1). MAMSI Life, a Maryland corporation, develops and markets indemnity health products in addition to life, accidental death and disability insurance.


     5. MD - INDIVIDUAL PRACTICE ASSOCIATION, INC. ("M.D. IPA"): Owned 77 percent by PHYSICIANS HEALTH PLAN OF MARYLAND, INC. (11) and 23 percent by MAMSI (1). M.D. IPA, a Maryland corporation, is a health maintenance organization ("HMO") providing health care coverage for its members.


     6. MD-IPA SURGICENTER, INC. ("Surgicenter"): Owned 100 percent by M.D. IPA (5). Surgicenter, a Maryland corporation, is a general partner in a partnership that in turn is the general partner in a limited partnership that operates a surgery center.


     7. MID ATLANTIC PSYCHIATRIC SERVICES, INC. ("MAPSI"): Owned 100 percent by MAMSI (1). MAPSI, a Maryland corporation, provides psychiatric services to third party payors or self-insured employer groups.


     8.   NATIONAL MANAGED  CARE, INC.  ("NMCI"):  Owned  78 percent  by MAMSI
     (1). NMCI, a Delaware corporation, markets health care services with individual practice association ("IPA") model HMOs thoughout the U.S.


     9. OPTIMUM CHOICE, INC. ("OCI"): Owned 100 percent by MAMSI (1). OCI, a Maryland corporation, is an HMO providing health care coverage for its members.


     10. OPTIMUM CHOICE OF THE CAROLINAS, INC. ("OCCI"): Owned 100 percent by MAMSI (1). OCCI, a North Carolina corporation, is an HMO providing health care coverage to members who are in North Carolina and South Carolina.



     11.  PHYSICIANS  HEALTH PLAN  OF MARYLAND,  INC. ("PHP-MD"):   Owned  100
     percent  by  MAMSI (1).   PHP,  a  Maryland corporation,  is an  IPA that
     provides health care services to certain of MAMSI's HMOs.


     12.   HOMECALL,  INC.  ("HomeCall"):   Owned  100 percent  by MAMSI  (1).
     HomeCall, a Maryland corporation, provides in-home medical care including skilled nursing and therapy to MAMSI's HMO members and other payors.


     13.  HOMECALL  INFUSION SERVICES,  INC. ("HIS"):   Owned  100 percent  by
     MAMSI (1). HIS, a Maryland corporation, provides infusion services to MAMSI's HMO members and other payors.


     14.  FIRSTCALL, INC. ("FirstCall"):   Owned 100 percent by HomeCall (12).
     FirstCall, a Maryland corporation, provides in-home medical care.